                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                                 SCHEDULE 13G
                                (RULE 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                               PURSUANT TO 13d-2
                             (AMENDMENT NO. ___)/1/


                                 NORTEK, INC.
                                 ------------
                               (Name of Issuer)

                                 COMMON STOCK
                                 ------------
                        (Title of Class of Securities)

                                  65655 9 101
                                  -----------
                                (CUSIP Number)


                                APRIL 24, 1998
                                --------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [_] Rule 13d-1(d)










-------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
CUSIP NO.  65655 9 101              13G                    PAGE 2 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      CANPARTNERS INCORPORATED

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            449,400

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             449,400

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      449,400

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
CUSIP NO.  65655 9 101              13G                    PAGE 3 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      CANYON CAPITAL MANAGEMENT, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            449,400

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             449,400

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      449,400

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
CUSIP NO.  65655 9 101              13G                    PAGE 4 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      MITCHELL R. JULIS

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          449,400
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          449,400

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      449,400

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
CUSIP NO.  65655 9 101              13G                    PAGE 5 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      JOSHUA S. FRIEDMAN

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          449,400
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          449,400

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      449,400

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
CUSIP NO.  65655 9 101              13G                    PAGE 6 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      R. CHRISTIAN B. EVENSEN

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          449,400
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          449,400

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      449,400

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
CUSIP NO.  65655 9 101              13G                    PAGE 7 OF 9 PAGES
-----------------------                                  ---------------------

ITEM 1(a).  NAME OF ISSUER:

            Nortek, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            50 Kennedy Plaza
            Providence, RI  02903-2360

ITEM 2(a).  NAME OF PERSON FILING:

            This schedule is being filed on behalf of the following persons*:

            (i)   Canpartners Incorporated ("Canpartners")
            (ii)  Canyon Capital Management, L.P. ("CCM")
            (iii) Mitchell R. Julis
            (iv)  Joshua S. Friedman
            (v)   R. Christian B. Evensen

            * Attached as Exhibit A is a copy of an agreement between the Persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            The principal business office of the persons comprising the group filing this Schedule 13G is located at 9665 Wilshire Boulevard, Suite 200, Beverly Hills, CA 90212.

ITEM 2(c).  CITIZENSHIP:

            Canpartners:                a California corporation
            CCM                         a California limited partnership
            Mitchell R. Julis:          United States
            Joshua S. Friedman:         United States
            R. Christian B. Evensen:    United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            The class of securities beneficially owned by the persons filing this statement is common stock.

-----------------------                                  ---------------------
CUSIP NO.  65655 9 101              13G                    PAGE 8 OF 9 PAGES
-----------------------                                  ---------------------



ITEM 2(e).  CUSIP NUMBER:

            65655 9 101

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS
            BOX: [X]

ITEM 4.     OWNERSHIP:

            The information in items 1 and 5 through 11 on the cover pages (pp. 2-6) on Schedule 13G is hereby incorporated by reference.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. [_]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            CCM is an investment advisor to various managed accounts with the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. Canpartners is the general partner of CCM and Mssrs. Julis, Friedman and Evensen own 100% of Canpartners.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

-----------------------                                  ---------------------
CUSIP NO.  65655 9 101              13G                    PAGE 9 OF 9 PAGES
-----------------------                                  ---------------------

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:      May  4 , 1998
                ---

CANPARTNERS INCORPORATED,                              CANYON CAPITAL MANAGEMENT, L.P.
a California corporation                               a California limited partnership

                                                       By:  Canpartners Incorporated,
By: /s/ Joshua S. Friedman                                  a California corporation,
    ----------------------------                            its general partner
    Name: Joshua S. Friedman
    Title: Vice President

                                                       By: /s/ Joshua S. Friedman
                                                           -------------------------------
                                                           Name:  Joshua S. Friedman
MITCHELL R. JULIS                                          Title:  Vice-President

/s/ Mitchell R. Julis
--------------------------------                       JOSHUA S. FRIEDMAN
Mitchell R. Julis                                       /s/ Joshua S. Friedman
                                                       -----------------------------
                                                       Joshua S. Friedman

R. CHRISTIAN B. EVENSEN

/s/ R. Christian B. Evensen
--------------------------------
R. Christian B. Evensen

EXHIBIT A

                                 AGREEMENT REGARDING JOINT FILING
                                 --------------------------------


     The undersigned hereby agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Nortek, Inc.

     Dated:  May  4 , 1998
                 ---


CANPARTNERS INCORPORATED,                                     CANYON CAPITAL MANAGEMENT, L.P.
a California corporation                                      a California limited partnership


By: /s/ Joshua S. Friedman                                    By:   Canpartners Incorporated,
    ----------------------------                                    a California corporation,
Name:  Joshua S. Friedman                                           its general partner
Title: Vice President

                                                               By: /s/ Joshua S. Friedman
                                                                   -------------------------------
                                                               Name:  Joshua S. Friedman
MITCHELL R. JULIS                                              Title:  Vice-President

/s/ Mitchell R. Julis
--------------------------------
Mitchell R. Julis                                              JOSHUA S. FRIEDMAN

                                                               /s/ Joshua S. Friedman
                                                               -----------------------------------
R. CHRISTIAN B. EVENSEN                                        Joshua S. Friedman

/s/ R. Christian B. Evensen
--------------------------------
R. Christian B. Evensen